Red Trail Energy
PO Box 11, 3682 Hwy 8 S, Richardton, ND 58652

RED TRAIL REPORT

Second Quarter 2012



Gerald Bachmeier
CEO

I would like to thank everyone who attended the annual meeting and update all those who were unable to attend. The meeting was held on March 7th with 24,701,732 of the 40,213,973 membership units represented (~61%). We did not have any proposals voted on at this year's meeting with the only business item being election of governors where Mike Appert and Bill Price were re-elected to serve three year terms. At their March 28th board meeting, the board also elected new officers: Sid Mauch was elected as Chairman, Tim Meuchel as Vice-Chair and Ambrose Hoff as Secretary.

With regards to the plant, I'd like to begin this update by reporting some significant recent accomplishments, the first relating to our air permit. As was shared at the annual meeting, we have been operating the plant under a construction air permit since RTE began operations, with the goal of eventually being able to receive an operational air permit from the state. Unfortunately ongoing emissions issues have continuously been a factor in prohibiting us from being able to receive an operational air permit and they were also a significant factor in the Mediated Settlement Agreement that was entered into in November 2010 between RTE and our design/builder. **I am very pleased to report to the membership that in late March we received notice that the results from our emissions testing in early March showed that we had passed all of the emissions limits necessary to qualify for an operational air permit!** This is a significant accomplishment for the Company in that not only does it allow us to move forward with the state to obtain an operational air permit, it also triggered the finalization of the Mediated Settlement Agreement with the design builder. Another important recent accomplishment was the refinancing of our senior debt in April which Kent will elaborate more on in his financial report. And last but not least, we successfully began spinning off corn oil the last week of March which allows us to bring yet another important by-product revenue stream to the company.

The importance of this additional revenue can be seen in recent margins in the ethanol industry as the first half of our 2012 fiscal year is definitely a tale of two different quarters. We experienced very positive margins in our first quarter but in the second quarter, we have experienced increasingly negative margins as have most others in the ethanol industry. The corn market and corresponding prices remained very strong in the second quarter, ethanol supply increased and ethanol demand actually decreased along with a decrease in gasoline demand nationwide. There was also a decrease in the ethanol export market. All of this adds up to a very challenging margin environment.

Even with the current challenges, we continue to be optimistic about the future of the company and plan to continue exploring any and all opportunities to diversify and strengthen the company.

I would again like to thank all who attended the annual meeting in person and I encourage all members to call us or check out our web-site at www.redtrailenergyllc.com if you have questions about the plant.

The Mission of Red Trail Energy is to create economic benefit for our investors, local communities, and the state of North Dakota by converting our natural resources and regional corn production into ethanol and beneficial coproducts.

Red Trail Energy, LLC 3682 Highway 8 South PO Box 11 Richardton, ND 58652
(701) 974-3308 Grains Line (701) 974-3880 Fax (701) 974-3309

Grain Update



Ryan Wiege

Corn Buyer

As we are approaching the end of another spring planting season there has been a great deal of optimism in the air among RTE and its customers. Corn acres are at an all time high in many areas, planting weather has been ideal and prices remain fair. North Dakota continues to prove that it too can produce large acres of corn and in turn continue to be very beneficial to us.

Since our plant started operations in 2007 we have seen a steady increase in corn acres west of the Missouri River, which has been very beneficial to Red Trail. Past reasons for this increase has been the evolution of dry land seed varieties. These varieties have proven to be more drought tolerable and able to produce very respectful yields when planted in Southwest ND Soil. Fair prices and a close market place, RTE, has also influenced these acreage increases. Heading into 2012 the U.S. Department of Agriculture's risk management agency announced that they were granting Morton, Oliver and Mercer counties standard corn crop insurance coverage. This allows producers in these counties another big incentive to increase corn acres by offering a guaranteed crop insurance program.

While wrapping up a very busy Jan.– Mar. for corn deliveries, Red Trail has been able to haul in its 350,000 bushel corn pile while customers have been busy gearing up for spring. Our first year of piling corn has turned out great. By not committing all of our "harvest rush" bushels to just our silos, we were able to keep trucks going without having to shut down due to lack of space for inventory. Also, the corn piles have provided us with daily grind as our customers were preparing to get back into the field instead of hauling.

I would like to thank all of our customers for your continuing loyal business with RTE. It is a pleasure doing business with each and every one of you and I look forward to continuing our relationship in the future. Feel free to contact me anytime to talk about old and new crop corn possibilities. Please call me at (701) 974-3880 or email to ryan@redtrailenergy.com. Additional information can be found under the "Commodity Bids" tab on our website, www.redtrailenergyllc.com

USDA pegs 2012– 2013 corn output at a record 14.8 billion bushels

EthanolProducer.com

The U.S. will produce a record 14.8 billion bushels in the 2012-2013 marketing year, up 2.4 billion bushels from the year before, according to projections issued Thursday by the Department of Agriculture. The 2012-2013 corn yield is expected to reach a record 166 bushels per acre, higher by 2 bushels per acre than the trend between 1990 to 2010. Corn inventories are projected to reach a record 15.7 billion bushels, up 2.2 billion bushels from the previous year, USDA said.

Expert: Ethanol lowers fuel prices by boosting refinery capacity

DomesticFuel.com

Ethanol drives down fuel prices by boosting refinery capacity, said Dermot Hayes, co-author of a new study that shows how increased ethanol use reduced wholesale gasoline prices by $1.09 per gallon in 2011. "Think about the world before ethanol occurred. Every time a gasoline refinery would shut down, the price of gasoline would go up 10-20 cents because the U.S. was at its refinery capacity," Hayes said. Ethanol is a "magic bullet that can squeeze 10% more gasoline out of a barrel of crude oil," he added.

FINANCIALS

Financial Report



Kent Anderson
CFO

It was a pleasure visiting with several of you at the annual meeting held in early March. As was shared at the meeting, RTE had a couple significant financial events scheduled to take place in March/April and fortunately, both of those events occurred as scheduled. The first was finalization of the Mediated Settlement Agreement (between RTE and RTE's design builder) and the second was refinancing of RTE's construction debt. Specific to the refinance, one major difference from what was shared at the annual meeting vs. what actually took place was that we were able to refinance into a 5 year term loan on up to $25.0m of senior debt vs. the 18-month term that had been initially proposed by RTE's senior lender. The terms of the new loan agreement will save RTE substantial dollars in interest expense which, especially given the margin environment we are currently experiencing, will prove to be very beneficial to Red Trail. Speaking of margin environment, the quarter ending March 31, 2012 resulted in a loss of ~$900,000 compared to net income of ~$1.6m for the fiscal quarter ended 12/31/11. Unfortunately negative margins continued into April and May as well. We have been able to experience a slight revenue bump from corn oil which was placed in service the last week of March and are also looking forward to generating some trans-loading revenue beginning in June. We are also hopeful that as gasoline demand picks up heading into summer that the margin environment will improve. If you have any questions specific to RTE's publicly filed financial information, please contact me. Happy Summer!

Statements of Operations	For the six months ended March 31, 2012(unaudited)	%	For the six months ended March 31, 2011 (unaudited)	%
Revenues	$75,550,717	100.00%	$62,706,054	100.00 %
Gross Profit	$550,635	0.73%	$5,886,216	9.39%
Net Income	**$712,417**	**0.94%**	**$3,134,465**	**5.00%**
Net Income Per unit— Basic	$0.02		$0.08	
Average Units Outstanding—Basic	40,213,973		40,193,973	

Balance Sheets	March 31, 2012 (Unaudited)	September 30, 2011 (Audited)
Total Assets	$75,609,593	$89,197,878
Total Liabilities	$28,110,743	$42,421,447
Members Equity	$47,498,850	$46,776,431
Book Value per Unit	$1.19	$1.17
Debt to equity ratio	0.60	0.91

Going Green!

Would you prefer your newsletter by email? Please send an email to:

Jennifer@redtrailenergy.com.

Newsletters are also available on our website:

www.redtraienergyllc.com

Red Trail Energy LLC
PO Box 11
3682 HWY 8S
Richardton, ND 58652

Return Service Requested

Have you moved?

Red Trail is committed to getting the most up-to-date information out to our investors in a timely manner. To ensure this please email or call us with any address/ phone number changes. Are you a snowbird? Please give us your temporary address as well. You can call Jen at (701) 974-3308 ext. 101 or send her any email at Jennifer@redtrailenergy.com to update your contact information.